SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

Artemis International Solutions Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29793	13-4023714
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4041 MacArthur Blvd. Suite 401, Newport Beach, CA 92660
(Address of principal executive offices) (Zip Code)

(949) 660-6500
Registrant’s telephone number, including area code:

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Merger Agreement

On March 10, 2006, Artemis International Solutions Corporation (the “Company” or “Artemis”) entered into a Merger Agreement with a wholly owned subsidiary of Trilogy, Inc., RCN Acquisition, Inc. (collectively, the “Buyer”), in a transaction valued at approximately $27 million.  The Merger Agreement provides for the payment of $1.60 per share (the “Common Stock Merger Consideration”) to holders of Artemis’ common stock, and $2.20 per share for the holders of Series A Preferred Stock of Artemis, which represents their liquidation value pursuant to the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock.  The transaction is subject to certain covenants relating to the Company’s financial performance and the approval of the stockholders of Artemis, with a meeting of the stockholders expected to be held in May 2006.  On completion of the merger, Artemis will become a part of Trilogy’s recently announced Versata Group.  All outstanding options under the Company’s option plans with an exercise price below the Common Stock Merger Consideration  shall be converted into the right to receive the value between the exercise price and the Common Stock Merger Consideration.  Outstanding options with an exercise price equal to or greater than the Common Stock Merger Consideration will receive no payment and shall be cancelled.  The holders of warrants in connection with the Series A Preferred Stock have agreed to cancel their outstanding warrants for no consideration.

In addition, under the terms of the Merger Agreement, Artemis’ current majority stockholder, Proha Plc (“Proha”), will have the right to shop for a superior proposal through March 31, 2006.  The transaction is subject to a termination fee of $750,000, which would apply whether a superior proposal is submitted either as a result of Proha’s efforts through March 31, 2006, or in an unsolicited manner through the date of the shareholders’ meeting.

Joseph Liemandt, a member of the Board of Directors of Artemis, is the Chairman of the Board, CEO and President of Trilogy, Inc., which wholly owns Trilogy Capital Holdings Corporation (f/k/a Samuelson Investment Inc.), a holder of Series A Preferred Stock of Artemis.  In addition, and as noted above, RCN Acquisiton, Inc. is a wholly owned subsidiary of Trilogy, Inc.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement filed as Exhibit 11.1 hereto and incorporated herein by reference.

The Merger Agreement has been included to provide investors with information regarding its terms and is not intended to provide any other factual information about Artemis and its affiliates or Trilogy and its affiliates.  The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other.  The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the Merger Agreement and that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement.  Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the Merger Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters and (iii) they are modified in important part by the underlying disclosure schedules.  The disclosure schedules contain information that has been included in Artemis’ prior public disclosures, as well as non-public information.  Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Artemis’ public disclosures.

Voting Agreement

Concurrent with the execution of the Merger Agreement, a majority of the Company’s Series A Preferred Stockholders and Proha have executed a voting agreement (the “Voting Agreement”) pursuant to which they have agreed to vote their shares in favor of the merger and  not to solicit, assist or vote for an alternative transaction, except that Proha has the right to shop for a superior proposal until March 31, 2006.   The Voting Agreement terminates if (i) the Merger Agreement is terminated or (ii) in certain instances, at Proha’s discretion.  These stockholders are able to transfer their shares of the Company’s securities as long as the transferee agrees to be bound by the terms of the Voting Agreement.

Proha Agreement

Concurrent with the execution of the Merger Agreement, Proha and the Company have executed an agreement (“Proha Agreement”) that sets forth certain commitments relating to indebtedness between Proha and the Company, as well as certain transition arrangements between Proha and one of the Company’s affiliates, Artemis Finland.  Within five business days of the close of the Merger, the Company will pay $375,000 to Proha to settle the indebtedness between the parties.  In addition, the parties agree to negotiate in good faith and to execute extensions of each of a lease agreement and an administrative services agreement between Proha and Artemis Finland, with such extensions to be on terms consistent with the terms currently in effect, for such period as shall be reasonably requested by the Company.

Laurus Agreement

Concurrent with the execution of the Merger Agreement, the Company has executed an agreement (the “Laurus Agreement”) that provides a final payout relating to, and thereby closing, the Company’s current line of credit secured with Laurus Master Fund, Ltd. (“Laurus”).  By the earlier of either the close of the Merger or June 16, 2006 (the “Payout Date”), the Company has agreed to pay Laurus the following amounts:  (i) all principal outstanding pertaining to the over-advance provided to the Company, which equals $3,000,000, plus accrued interest, (ii) all principal outstanding under the minimum borrowing note, which equals $865,236.54, plus accrued interest and (iii) $110,000,  in exchange for the cancellation of  their  warrants  (collectively, the “Payments”).  The parties have agreed to execute a customary payoff letter releasing all guarantees and liens under the Laurus facility at the Payout Date and agree that notwithstanding anything to the contrary contained in the Laurus facility, the Payments constitute payment in full of all obligations now owed and hereafter arising under the Laurus facility by the Company and its subsidiaries, as of the Payout Date, whether in respect of principal, interest, or otherwise, and that all warrants to purchase any securities of the Company issued in connection with the Laurus facility shall be cancelled as of immediately prior to the Payout Date.

Proxy Information; Schedule 13E

This Form 8-K is being filed with the Securities and Exchange Commission (the “SEC”) in accordance with Rule 14a-12 of the Securities Exchange Act of 1934, as amended.  Neither this Form 8-K nor any of the Exhibits attached hereto are intended to be a proxy solicitation.  The information contained in this Form 8-K is summary in nature and does not provide all of the important information with respect to the Merger. Artemis plans to file a proxy statement and other documents with the SEC regarding the Merger.  At such time, a definitive proxy statement will be sent to Artemis’ stockholders, seeking their approval of the Merger and the Merger Agreement.  Concurrently with the filing of the Proxy Statement, the parties and their respective affiliates (to the extent required by law) shall prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the “Schedule 13E-3”) with respect to the transactions contemplated by the Merger Agreement.  A copy of the proxy statement and the Schedule 13E-3, when each are available, and any other relevant documents filed by Artemis with the SEC, will be available free of charge at the SEC’s website, www.sec.gov.  Copies of the proxy statement and other documents filed by Artemis with the SEC may also be obtained free of charge by directing requests in writing to the Investor Relations department of Artemis, 4041 MacArthur Blvd., Suite 401, Newport Beach, CA 92660 or by calling (949) 660-6500.  Artemis stockholders are urged to read the proxy statement and the Schedule 13E-3 when they become available because it will contain important information.

Artemis and its directors, officers and certain of its employees may be deemed to be participants in the solicitation of proxies of Artemis stockholders.  These individuals may have an interest in the Merger, including as a result of holding options or shares of Artemis common stock.  A list of the names, affiliations and interests of the participants in the solicitation will be contained in the proxy statement relating to these transactions that will be filed with the SEC.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above.

ITEM 7.01 Reg FD Disclosure

On March 13, 2006, the Company, along with Trilogy, Inc., released a Joint Press Release regarding the disclosures in Item 1.01 above, a copy of which is attached hereto as Exhibit 99.1. The information contained in the attached Exhibit 99.1 is being "furnished" but not "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

ITEM 9.01  Financial Statements and Exhibits.

(d)        Exhibits

10.1	Agreement and Plan of Merger, dated as of March 10, 2006, by and between Artemis International Solutions Corporation and the wholly owned subsidiary of Trilogy, Inc., RCN Acquisition, Inc.,.

10.2	Voting Agreement, dated March 10, 2006, by and between RCN Acquisition, Inc., Proha Plc and the Series A Preferred Stockholders of the Company.

10.3	Proha Agreement, dated March 10, 2006, by and between Proha Plc and Artemis International Solutions Corporation.

10.4	Laurus Agreement, dated February 6, 2006, and amended March 9, 2006, by and between Laurus Master Fund, Ltd. and Artemis International Solutions Corporation.

99.1	Joint Press Release, dated as of March 13, 2006, by Artemis International Solutions Corporation and Trilogy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Artemis International Solutions Corporation

Date:	March 14, 2006	/s/ Robert S. Stefanovich
Robert S. Stefanovich, Chief Financial Officer